                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ---------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                          May 15, 2002 (May 10, 2002)
                Date of Report (Date of earliest event reported)


                              JUST LIKE HOME, INC.
             (Exact name of Registrant as specified in its charter)


         Florida                                  0-25908                              65-0568234
(State or other jurisdiction              (Commission File Number)                    (IRS Employer
     of incorporation)                                                            Identification Number)



                          311 Castle Shannon Boulevard
                        Pittsburgh, Pennsylvania  15234
                    (Address of principal executive offices)



                                 (412) 341-4500
              (Registrant's telephone number, including area code)
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Item 5. Other Events

     Just Like Home, Inc. leased all eight assisted living facilities it operated from Health Care REIT, Inc. ("HCN") pursuant to a master lease. The Company had been in arrears on its lease payments to HCN, and on April 8, 2002, HCN delivered a notice of termination of the master lease for all eight facilities. The Company had been negotiating with HCN to either (1) continue the lease for a reduced lease payment amount, or (2) agree to a sale of some or all of the leased facilities by HCN to the Company. While those discussions continued, HCN and the Company also negotiated documents to effect a voluntary transfer of possession and control of the eight facilities to HCN.

     Effective May 10, 2002, the Company surrendered possession of the eight facilities to HCN, and HCN leased the facilities to another operator. Simultaneous with its lease, the new operator entered into a sublease and management agreement with the Company so the new operator could manage the facilities until operating licenses are issued in its name. The Company also entered into settlement and release agreements with HCN which generally provide for HCN and the Company to release each other from any claims either may have against the other as long as certain events or conditions do not occur.

     JLH has no other active business operations at the present time.
Management and the Board of Directors of the Company are considering the options available to the Company, including pursuing other management contracts, acquiring or leasing other long term care facilities, or marketing a shell publicly-traded company with substantial net operating loss carryforwards.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            JUST LIKE HOME, INC.


Date:  April 30, 2002                       /s/  Robert C. Lohr
                                            -------------------------------
                                            Chairman of the Board and
                                            Chief Executive Officer

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